Gary Haroian to Join Brightcove Board of Directors

BOSTON, Mass. (April 30, 2014) – Brightcove Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video, today announced that Gary Haroian has joined the Brightcove Board of Directors. Mr. Haroian brings significant senior executive and board director experience from more than three decades of service with a number of leading software and technology companies.

“We are delighted to welcome Gary Haroian to our Board of Directors,” said David Mendels, chief executive officer at Brightcove. “Gary’s extensive background in helping leading technology companies successfully grow and scale will be a valuable asset to our board. We look forward to his input and counsel in the years to come.”

Haroian has held numerous senior executive positions throughout his career, including serving as the chief financial officer of Bowstreet and Concord Communications and in various roles at Stratus Computer, including chief executive officer, chief operating officer and chief financial officer. In addition, he currently serves on the board of directors of Aspen Technologies, and has previously served on the boards of directors of several technology companies, including PhaseForward and Unica.

“I am excited to be joining Brightcove’s Board as the company looks to build upon its leadership position in the dynamic online video sector,” said Haroian. “The company has been a pioneer in providing customers a platform to bring compelling digital content to viewers across any device, and with the recent acquisition of Unicorn Media it is now well positioned to enable customers to better monetize their growing digital offerings. I look forward to contributing to the company’s success going forward.”

About Brightcove

Brightcove Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video, offers a family of products that revolutionize the way organizations deliver video experiences. The company’s products include Video Cloud, the market-leading online video platform, Zencoder, a leading cloud-based media processing service and HTML5 video player technology provider and Once, a cloud-based ad insertion and video stitching service. Brightcove has more than 6,100 customers in over 70 countries that rely on Brightcove cloud content services to build and operate video experiences across PCs, smartphones, tablets and connected TVs. For more information, visit http://www.brightcove.com.

Investor Contact:

ICR for Brightcove

Brian Denyeau, 646-277-1251

brian.denyeau@icrinc.com

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Media Contact:

Brightcove Inc.

Kristin Leighton, 617-245-5094

kleighton@brightcove.com